                                                                 Exhibit (g)(xi)


         AMENDED AND RESTATED RULE 17F-5 AND 17F-7 SERVICES AGREEMENT


     This Agreement is made, as of September 25, 2003, separately by and between each of Schwab Capital Trust, Schwab Investments, The Charles Schwab Family of Funds and Schwab Annuity Portfolios (each a "Fund") and PFPC Trust Company ("PFPC ").

     WHEREAS each Fund has retained PFPC to provide custody services to certain of its investment portfolios (each a "Portfolio") pursuant to an Amended and Restated Custodian Services Agreement dated September 25, 2003 (as the same may be amended or amended and restated).

     WHEREAS each Portfolio may from time to time determine to invest and maintain some of its assets outside of the United States.

     WHEREAS, subject to and in accordance with the provisions set forth in this Agreement, each Fund wishes to appoint PFPC to serve as Foreign Custody Manager under Securities and Exchange Commission Rule 17f-5 ("Rule 17f-5") under the Investment Company Act of 1940 ("1940 Act") and to provide risk analysis and monitoring required under sub-sections (a)(1)(i)(A) and (B) of Securities and Exchange Commission Rule 17f-7 ("Rule 17f-7") under the 1940 Act.

     WHEREAS, subject to and in accordance with the provisions set forth in this Agreement, PFPC wishes to serve as Foreign Custody Manager under Rule 17f-5 and provide risk analysis and monitoring required under sub-sections (a)(1)(i)(A) and (B) of Rule 17f-7.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, each Fund and PFPC hereby agree as follows:

     A. Foreign Custody Manager. With respect to "Foreign Assets" (as defined below) in the jurisdictions listed on Schedule A hereto (as the same may be changed by PFPC from time to time), PFPC will perform the duties of a "Foreign Custody Manager" as set forth in Rule 17f-5, subject to and in accordance with the provisions set out in this Agreement. In consideration of PFPC's agreement to so perform, each Fund agrees to the provisions set forth in Paragraphs A and C-L of this Agreement.

        1. PFPC shall select, place and maintain "Foreign Assets" (as that term is defined in Rule 17f-5(a)(2)) with an "Eligible Foreign Custodian" (defined in this Agreement to mean an "eligible foreign custodian" as that term is defined in Rule 17f-5(a)(1) as well as a foreign branch of a U.S. bank which foreign branch is eligible to maintain Foreign Assets of registered investment companies notwithstanding Rule 17f-5), provided that PFPC shall have determined that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Foreign Assets, including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv).

        2. PFPC will assure that each foreign custody arrangement with an Eligible Foreign Custodian be governed by a written contract that PFPC has determined provides for the reasonable care of Foreign Assets based on the standards specified in Rule 17f-5(c)(1). Each such contract shall include, without limitation, all of the provisions specified in Rule 17f-5(c)(2)(i)(A)-(F). Alternatively, each such contract may contain, in lieu of any or all of the provisions specified in Rule 17f-5(c)(2)(i)(A)-(F), such other provisions that PFPC reasonably determines will provide, in their entirety, the same or a greater level of care and protection for a Fund's investments as the specified provisions, in their entirety.

        3. PFPC will establish and maintain a system for the regular monitoring of the appropriateness of both maintaining the Foreign Assets with each Eligible Foreign Custodian and the custody contractual arrangements with such Eligible Foreign Custodians, it being understood, however, that in the event that PFPC shall have determined that the existing Eligible Foreign Custodian in a given country no longer affords reasonable care to Foreign Assets and that no other Eligible Foreign Custodian in that country would afford reasonable care, PFPC shall promptly so advise the applicable Fund and shall then act in accordance with authorized instructions with respect to the disposition of the affected Foreign Assets.

        4. PFPC shall provide to each Fund's Board of Trustees written reports notifying the Board of the placement of the Fund's Foreign Assets with a particular Eligible Foreign Custodian and of any material change in the Fund's foreign custody arrangements, with the reports to be provided to the Board at such times as the Board may deem reasonable and appropriate based on the circumstances of the Fund's arrangements. Any report provided by PFPC pursuant to this Sub-Paragraph A.4 may be in electronic form.

        5. For purposes of clarity, it is understood and agreed that PFPC shall not be responsible for any Foreign Custody Manager duties, including but not limited to those described in Sub-Paragraphs A.1-4 above, with respect to any securities depository.

        6. In performing its duties under this Agreement, PFPC shall not supervise, recommend or advise a Fund relative to the investment, purchase, sale, retention or disposition of any Foreign Asset in any country, including with respect to prevailing country risks. PFPC agrees to provide such information in its possession as is specified in Schedule C hereto, as such Schedule C may be amended from time to time between PFPC and a particular Fund. In gathering such information, PFPC shall be subject to the standard of care set forth in Paragraph D hereof, but shall not be deemed to warrant the specific accuracy of such information. PFPC agrees to promptly notify a Fund at any time that PFPC becomes aware of a material change to the information provided pursuant to Schedule C, or if PFPC learns that any information previously provided is incomplete or inaccurate. Each Fund hereby acknowledges that such information is solely designed to inform the Fund of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets.

        B. Securities Depositories. PFPC will provide to the Funds the risk analysis and monitoring required under sub-sections (a)(1)(i)(A) and (B) of Rule 17f-7 subject to and in accordance with the provisions set out in this Agreement. In consideration of the provision of such risk analysis and monitoring each Fund agrees to the provisions set forth in Paragraphs B through L of this Agreement.

        1. (a) As contemplated by Rule 17f-7, PFPC will provide a written analysis (which may be in electronic form) to each Fund and its investment adviser of the custody risks associated with maintaining the Fund's "Foreign Assets" (as that term is defined in Rule 17f-5(a)(2) under the 1940 Act) with each "Eligible Securities Depository" (as that term is defined in Rule 17f-7(b)(1)) listed on Schedule B hereto (as the same may be changed by PFPC from time to time) and at which any Foreign Assets of the Fund are held or are expected to be held. PFPC shall monitor the custody risks associated with maintaining each applicable Fund's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify each applicable Fund or its investment adviser in writing (which may be in electronic form) of any material change in such risks.

            (b) Based on the information available to it in the exercise of diligence, PFPC shall determine the eligibility under Rule 17f-7(b)(1) of each depository listed on Schedule B hereto (as the same may be changed by PFPC from time to time) and shall promptly advise each Fund or its investment adviser in writing (which may be in electronic form) if any such depository ceases to meet the definition of an Eligible Securities Depository (as that term is defined in Rule 17f-7(b)(1)).

            (c) In performing its duties under this Sub-Paragraph B.1, PFPC shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to the following (provided use of the following are reasonable); (i) published ratings; (ii) information supplied by an Eligible Foreign Custodian that is a participant in the applicable depository; (iii) industry surveys or publications; and (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant "Foreign Financial Regulatory Authority" (as that term is defined in Section 2(a)(50) of the 1940 Act).

        2. Each Fund acknowledges that it may maintain Foreign Assets only at the depositories listed on Schedule B hereto (as the same may be changed by PFPC from time to time). Each Fund agrees and acknowledges that its Foreign Assets may be held at any of the depositories listed on Schedule B hereto; provided that if any Fund provides written notice to PFPC specifically stating that a particular depository is not acceptable to it, then such Fund will not be deemed to have agreed and acknowledged that its Foreign Assets may be held by that particular depository.

        3. Notwithstanding the provisions of any arrangements between any Fund and PFPC or otherwise, each Fund hereby agrees that its Foreign Assets may be maintained with any Eligible Securities Depository listed on Schedule B hereto (provided that if any Fund provides written notice to PFPC specifically stating that a particular depository is not acceptable to it, then such Fund will not be deemed to have agreed that its Foreign Assets may be maintained by that particular depository). PFPC will not be deemed to have chosen any such Eligible Securities Depositories.

     C. Third Parties. Each Fund acknowledges that PFPC (at its own expense) may utilize a third party to carry out PFPC's activities set forth herein, provided however, that the appointment or use of a third party will not relieve PFPC of its obligations and responsibilities to a Fund under this Agreement, and PFPC will be responsible and liable to a Fund for the acts or omissions of such third party to the same extent that PFPC would be responsible and liable to the Fund if such acts or omissions were PFPC's own in providing the services set forth in this Agreement to such Fund (provided that in no event will PFPC be liable to a Fund for any indirect, special or consequential losses or damages (regardless of whether PFPC or such third party was aware of the possibility thereof)).

     D. Responsibility and Indemnification. In providing services pursuant to this Agreement, PFPC shall exercise reasonable care, prudence and diligence (such as a person having responsibility for the safekeeping of Foreign Assets would exercise). PFPC will indemnify a Fund with respect to the services set forth in this Agreement for the losses, liabilities and expenses suffered by the Fund as a result of PFPC's (a) failure to exercise such reasonable care, prudence and diligence (such as a person having responsibility for the safekeeping of Foreign Assets would exercise), and (b) willful misfeasance, bad faith, negligence or reckless disregard in carrying out its duties and obligations under this Agreement, provided that in no event will PFPC be liable to a Fund for any indirect, special or consequential losses or damages (regardless of whether PFPC was aware of the possibility thereof). Each Fund will indemnify PFPC for losses, liabilities and expenses suffered by PFPC with respect to the matters set forth in this Agreement, except that a Fund will not indemnify PFPC for such losses, liabilities and expenses arising out of PFPC's
(a) failure to exercise reasonable care, prudence and diligence (such as a person having responsibility for the safekeeping of Foreign Assets would exercise) in providing services to such Fund under this Agreement, or (b) willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations in providing services to such Fund under this Agreement, provided that in no event will the Fund be liable for any indirect, special or consequential losses or damages (regardless of whether the Fund was aware of the possibility thereof).

     E. Compensation. The fees for services rendered by PFPC under this Agreement with respect to a particular Fund are included in the separate custodian services fee letter between the Fund and PFPC in effect on the date hereof, or as the same may be amended from time to time.

     F. Integration. This Agreement shall supercede and replace any agreement between PFPC and any Fund relating to PFPC's duties as Foreign Custody Manager under Rule 17f-5 and relating to PFPC's duties to provide risk analysis and monitoring required under sub-sections (a)(1)(i)(A) and (B) of Rule 17f-7.

     G. Choice of Law. This Agreement and the provisions hereof shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. This Agreement may be executed in counterparts, all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Each party hereto represents that it has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Agreement. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     H. Declarations of Trust. The respective names Schwab Capital Trust, Schwab Investments, The Charles Schwab Family of Funds and Schwab Annuity Portfolios refers to each of such respective Funds and its Trustees, as Trustees but not individually or personally, acting under their respective Declarations of Trust dated May 6, 1993, October 26, 1990, May 9, 1995 and January 21, 1994. The obligations of any one of the aforementioned Funds entered into in the name of or on behalf of a Portfolio of such Fund by any of the Trustees, representatives or agents of such Fund are made not individually, but in such capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of such Fund personally, but bind only the assets of such Fund belonging to such Portfolio for the enforcement of any claims against such Fund.

     I. Independent Transactions. Transactions entered into by one or more Portfolios of the Funds are considered independent transactions and shall in no way affect transactions entered into by any other Portfolio(s). Any amount owed by the Funds with respect to any obligation arising out of the Agreement, as amended, shall be paid only out of the assets and property of the particular Portfolio(s) that entered into such transaction.

     J. Each Fund represents that the Foreign Assets which are the subject matter of this Agreement are subject to the 1940 Act. PFPC represents that it is a U.S. Bank as defined in Rule 17f-5.

     K. This Agreement may be terminated with respect to a particular Fund by either such Fund or PFPC upon 60 days written notice to the other party.

     L. PFPC is entering into this Agreement with each of the Funds separately, and any duty, obligation or liability owed or incurred by PFPC with respect to a particular Fund shall be owed or incurred solely with respect to that Fund, and shall not in any way create any duty, obligation or liability with respect to any other Fund. This Agreement shall be interpreted to carry out the intent of the parties hereto that PFPC is entering into a separate arrangement with each separate Fund.

IN WITNESS WHEREOF, each of the respective parties hereto have caused this Agreement to be executed on the day and year first above written.

PFPC TRUST COMPANY

/s:/ Sam Sparhawk
-----------------------------
By: Sam Sparhawk, IV
Title: President


SCHWAB CAPITAL TRUST


/s:/ Tai-Chin Tung
-----------------------------
By: Tai-Chin Tung
Title: Treasurer and Principal Financial Officer


SCHWAB INVESTMENTS


/s:/ Tai-Chin Tung
-----------------------------
By: Tai-Chin Tung
Title: Treasurer and Principal Financial Officer


THE CHARLES SCHWAB FAMILY OF FUNDS


/s:/ Tai-Chin Tung
-----------------------------
By: Tai-Chin Tung
Title: Treasurer and Principal Financial Officer


SCHWAB ANNUITY PORTFOLIOS


/s:/ Tai-Chin Tung
-----------------------------
By: Tai-Chin Tung
Title: Treasurer and Principal Financial Officer

                                   SCHEDULE A
                      FOREIGN CUSTODY MANAGER JURISDICTIONS


ARGENTINA
AUSTRALIA
AUSTRIA
BANGLADESH
BELGIUM
BERMUDA
BOTSWANA
BRAZIL
BULGARIA
CANADA
CHILE
CHINA
COLOMBIA
CROATIA
CZECH REPUBLIC
DENMARK
ECUADOR
EGYPT
FINLAND
FRANCE
GERMANY
GREECE
HONG KONG
HUNGARY
ICELAND
INDIA
INDONESIA
IRELAND
ISRAEL
ITALY
JAPAN
JORDAN
KAZAKHSTAN
LATVIA
LEBANON
LUXEMBOURG
MALAYSIA
MAURITIUS
MEXICO
MOROCCO
NETHERLANDS
NEW ZEALAND
NORWAY
PERU
PHILIPPINES
POLAND
PORTUGAL
SINGAPORE
SLOVAKIA
SLOVENIA
SOUTH AFRICA

SOUTH KOREA
SPAIN
SRI LANKA
SWEDEN
SWITZERLAND
TAIWAN
THAILAND
TURKEY
UNITED KINGDOM
URUGUAY
ZIMBABWE

                                   SCHEDULE B
                         FOREIGN SECURITIES DEPOSITORIES

            COUNTRY                                   DEPOSITORY

      ARGENTINA                                 CVSA;CRYL
      AUSTRALIA                                 Austraclear;CHESS:RBA
      AUSTRIA                                   OeKB
      BELGIUM                                   CIK;NBB
      BERMUDA                                   BSD
      BRAZIL                                    CBLC;CETIP;SELIC
      BULGARIA                                  BNB;CDAD
      CANADA                                    CDS
      CHILE                                     DCV
      CHINA                                     CSDCC Shanghai;CSDCC Shenzen
      COLUMBIA                                  DCV;DECEVAL
      CROATIA                                   SDA;CNB;Ministry of Finance
      CZECH REPUBLIC                            CNB-TKD System;SCP
      DENMARK                                   VP
      ECUADOR                                   DECEVALE
      EGYPT                                     MISR
      FINLAND                                   FCSD
      FRANCE                                    Euroclear France
      GERMANY                                   CBF
      GREECE                                    Apotherion Titlon;BoG
      HONG KONG                                 CMU;HKSCC
      HUNGARY                                   KELER Ltd
      ICELAND                                   VBSI
      INDIA                                     NSDL;CDSL;RBI
      INDONESIA                                 PT KSEI;Bank Indonesia
      IRELAND                                   CREST
      ISRAEL                                    TASE
      ITALY                                     Monte Titoli S.P.A.
      JAPAN                                     BoJ;JASDEC, Inc.
      JORDAN                                    SDC
      KAZAKHSTAN                                KCSD
      LATVIA                                    Bank of Latvia;LCD
      LEBANON                                   Midclear;BDL
      LUXEMBOURG                                CBL
      MALAYSIA                                  BNM;MCD
      MAURITIUS                                 CDS;Bank of Mauritius
      MEXICO                                    Indeval
      MOROCCO                                   MCLR
      NETHERLANDS                               NECIGEF;NEIC
      NEW ZEALAND                               NZCSD
      NORWAY                                    VPS

      PERU                                      CAVALI
      PHILIPPINES                               PCD;ROSS
      POLAND                                    CRBS;NDS
      PORTUGAL                                  CVM
      SINGAPORE                                 CDP;MAS
      SLOVAKIA                                  NBS;SCP
      SLOVENIA                                  KDD
      SOUTH AFRICA                              CDL;STRATE
      SOUTH KOREA                               KSD
      SPAIN                                     Banco de Espana;SCLV
      SRI LANKA                                 CDS
      SWEDEN                                    VPC
      SWITZERLAND                               SIS
      TAIWAN                                    TSCD
      THAILAND                                  TSDC
      TRANSNATIONAL                             CBL;Euroclear
      TURKEY                                    CBT;Takasbank
      UNITED KINGDOM                            CMO;CREST

                                   Schedule C

1) PFPC shall furnish (or shall provide for such furnishing) to the Funds, annually the following information (and shall furnish (or shall provide for such furnishing) the following information relevant to a particular country upon the initial placing by one of the Funds of Foreign Assets into that country):

   a) Any result of the annual compliance certification received by the third party referenced in Section C of the Agreement from an Eligible Foreign Custodian selected pursuant to Section A.1 of the Agreement that indicates any impairment of: (i) access afforded a Fund's independent public accountants to books and records kept by such Eligible Foreign Custodian;
      (ii) a Fund's ability to recover its Foreign Assets in the event of bankruptcy of such Eligible Foreign Custodian; or (iii) a Fund's ability to recover Foreign Assets that are lost while under the control of such Eligible Foreign Custodian. Nothing in the Agreement or this Schedule will require PFPC to update the information provided pursuant to this item 1.a more frequently than annually.

   b) A market practice report which shall include without limitation the following topics: (i) securities regulatory environment; (ii) foreign ownership restrictions; (iii) foreign exchange; (iv) securities settlement and registration; and (v) taxation.

   c) Such information as to which PFPC has knowledge from the third party referenced in Section C of the Agreement regarding prevailing country risk, including: (i) the likelihood of expropriation, nationalization, freezes or confiscation of Foreign Assets owned by registered investment companies and, (ii) whether difficulties in converting a Fund's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

2) Global updates which include without limitation changes in the information contained in the above market practice reports.

3) PFPC shall furnish additional information as a Fund's Board may request from time to time with respect to foreign custody and settlement issues.